Exhibit 99.1

From:

Xponential, Inc.

6400 Atlantic Boulevard, Suite 190

Norcross, Georgia 30071

Company Contact: Dwayne Moyers,

817-731-9559

For Immediate Release

Xponential, Inc. Reports Net Income of $141,000
for the Year Ended June 30, 2005

NORCROSS, Georgia (September 29, 2005) – Xponential, Inc. (OTCBB:XPOI) today reported a net income of $141,000 ($16,000 allocable to common shareholders after effect of preferred stock divided, or $0.01 per common share) for the year ended June 30, 2005 (“Fiscal 2005”).

Operating income for Fiscal 2005 totaled $554,000, compared to an operating loss of $250,000 for Fiscal 2004, an increase of $804,000.

Total revenues for Fiscal 2005 totaled $18,995,000, compared to $20,534,000 for Fiscal 2004, a decrease of 7.5%.  Gross profit increased to $9,519,000 for Fiscal 2005, compared to $8,974,000 for Fiscal 2004, an increase of 6.1%.

Interest and dividend income in Fiscal 2005 was $211,000 compared to $423,000 for Fiscal 2004, a decrease of $212,000, primarily due to an increase of $1,818,000 in the Company’s investment in the common stock of American IronHorse Motorcycle Company, Inc. (“American IronHorse”), from which Xponential, Inc. receives no current income. The funds were previously invested in interest and dividend bearing securities. Xponential, Inc. currently owns approximately 15.1% of the common stock of American IronHorse.  Management believes that this investment will create long term stockholder value if American IronHorse continues to grow and increase in value.

The Company recognized gains on sales of investments of $331,000 in Fiscal 2005 compared to $2,046,000 in Fiscal 2004 which included a $1,630,000 gain on the sale of its holdings of Sanders Morris Harris Group, Inc. common stock.

Xponential Inc.’s wholly-owned subsidiary, PawnMart, Inc. (“PawnMart”), operates 26 pawn shops in Georgia and North Carolina.  PawnMart generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $1,868,000 for Fiscal 2005, compared to $1,077,000 for Fiscal 2004, a $791,000 increase or 73.4%

PawnMart generated store profitability, which Xponential, Inc. defines as EBITDA excluding corporate administrative expenses, of $3,730,000 in Fiscal 2005 compared to $2,953,000 in Fiscal 2004, a 26.3% increase.

EBITDA and store profitability are not generally accepted accounting principle measures.  Management believes that EBITDA and store profitability provide additional information with respect to PawnMart’s ability to meet its debt service, capital expense and working capital requirements.  The following table reconciles EBITDA and store profitability for PawnMart to net income for Xponential, Inc. for the years ended June 30, 2005 and 2004 (in thousands):

	For Year Ended June 30,
	2005	2004
Net Income (Loss)	$141	$872
Income taxes, interest expense and loss on operating asset sales	955	1,347
Interest and dividend income and gain on sales of marketable securities	(542)	(2,469)
Operating Income (Loss)	554	(250)
Depreciation and amortization	417	473
EBITDA	971	223
Parent general and administrative expenses	1,025	1,198

Management advisory income	(128)	(344)
EBITDA – PawnMart	1,868	1,077
General and administrative expenses	1,862	1,876
Store profitability	$3,730	$2,953

Mr. Dwayne Moyers, Chairman and Chief Executive Officer of Xponential, Inc., stated, “The results for Fiscal 2005 in our pawn operations reflect marked improvement over prior years.  We are continuing to explore avenues for expansion of the Company’s business through loan and sales growth in existing stores and through acquisitions.  We have focused our lending activities on jewelry, which is a very liquid asset, and expect to realize higher merchandise gross margins as a result.  We are testing new systems in the next fiscal quarter in an effort to expand our online merchandise sales as well.”

Mr. Moyers reported that through September 27, 2005, the Company sold $11,532,000 of its $20,000,000 8% Limited Recourse Secured Convertible Subordinated Notes (“Convertible Notes”) pursuant to a $20,000,000 private placement.  Proceeds from the offering are currently being used to pay down Xponential, Inc.’s existing line of credit and to invest in marketable securities while the Company seeks potential acquisition and investment opportunities.  Mr. Moyers also reported that the Company, through its wholly owned subsidiary Xponential Real Estate Holdings, Inc., recently purchased property in Atlanta, Georgia, which will be renovated and expanded to accommodate the growth of one its existing pawn shops.

Xponential, Inc. is a diversified holding company.  Its wholly-owned subsidiary, PawnMart, is a specialty finance and retail business principally engaged in establishing and operating pawn shops which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers.

Forward-Looking Statements

This release may contain forward-looking statements about the business, financial condition and prospects of the Company.  Forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “progress,” “potential,” or other variations thereon, or comparable terminology, or by discussions of strategy.  Security holders are cautioned that such forward-looking statements involve risks and uncertainties.  The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in its expectations or any change in events, conditions or circumstance on which any such statement is based.  Certain factors that may affect the Company’s future results are difficult to predict and many are beyond its control, but may include changes in regional or national economic conditions, changes in tax or other governmental regulations applicable to the Company’s business including proposed legislative changes for car title loans in Georgia, unforeseen litigation, changes in interest rates, changes in gold prices, future business decisions, and other uncertainties.

Xponential, Inc. is currently trading under the symbol XPOI on the OTC Bulletin Board.

For information contact Dwayne Moyers, Chief Executive Officer, at 817-731-9559 or Robert Schleizer, Chief Financial Officer, at 678-720-0660.